Hudson River Bancorp, Inc. Announces the Completion
of the Ambanc Holding Co., Inc. Merger

HUDSON, N.Y., March 8 -- Hudson River Bancorp, Inc. (Nasdaq: HRBT), the holding company for Hudson River Bank and Trust Company ("Hudson River"), announced today that the acquisition of Ambanc Holding Co., Inc., and the merger of Mohawk Community Bank into Hudson River, became effective today. The transaction is valued at approximately $100 million and Ambanc shareholders are entitled to receive $21.50 in cash for each share of Ambanc common stock they own.

As a result of this acquisition, Hudson River Bancorp, Inc. will have over $2.5 billion in total assets and almost $1.8 billion in deposits. It will make Hudson River the largest locally based savings bank in the Capital District area.

The merger of the Mohawk Community Bank branches into Hudson River will take place at the close of business today, March 8th. The former Mohawk branches will close at 5:00 p.m. and will remain closed throughout the weekend. All Mohawk branch offices will reopen as Hudson River Bank & Trust Company branches for normal business hours starting on Monday, March 11th.

Carl A. Florio, President and CEO of Hudson River Bancorp, Inc. stated, "As our merger is now complete, we look forward to becoming a part of the Fulton and Montgomery County communities. We are confident that the former Mohawk Community Bank customers will be very satisfied with the breadth and quality of our products and services. This transaction further strengthens our foothold in the Capital District market and should be accretive to earnings immediately."

Headquartered in Hudson, NY, the Company provides full-service banking, as well as investment management, brokerage, insurance, trust and commercial services through its 51 branch offices located in Columbia, Rensselaer, Albany, Schenectady, Saratoga, Dutchess, Greene, Warren, Fulton, Montgomery, and Schoharie counties. Customers' banking needs are serviced 24 hours a day through an extensive ATM network system and through the Company's automated telephone-banking system. The Company offers the convenience of Internet Banking through its web site at http://www.hudsonriverbank.com.

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer based requirements, the ability of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Hudson River does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:

Carl A. Florio, Chief Executive Officer, or Timothy Blow, Chief Financial Officer,
both of Hudson River Bancorp, Inc.,    +1-518-828-4600